Exhibit 10.4

PLANAR SYSTEMS, INC.

NONQUALIFIED STOCK OPTION AGREEMENT

To: Terri Timberman	Date of Grant: May 14, 2007

We are pleased to inform you that pursuant to your Letter Agreement dated as of April 10, 2007 with Planar Systems, Inc. (the “Company”), the Board of Directors (the “Board”) of the Company has awarded you a nonqualified stock option for the purchase of fifty thousand (50,000) shares (the “Shares”) of the Company’s common stock at an exercise price determined by the closing price at the end of market trading on May 14th, 2007.

1. TERM. The term of the option is seven years from date of grant, unless sooner terminated.

2. VESTING. Except as otherwise provided by the Letter Agreement between you and the Company dated April 10, 2007, the option will vest and become exercisable according to the following schedule: the option will vest with respect to thirty-three percent (33%) of the Shares on May 14, 2008 and, thereafter, the option will vest with respect to approximately eight and one quarter percent (8.375%) of the Shares on the last day of each fiscal quarter of the Company, beginning with the quarter ending September, 2008.

3. EXERCISE. During your lifetime only you can exercise the option. The option may be exercised by the personal representative of your estate, by the beneficiary you have designated on forms prescribed by and filed with the Company, or the beneficiary of your estate following your death. You may use the Notice of Exercise of Nonqualified Stock Option in the form attached to this Agreement when you exercise the option.

4. PAYMENT FOR SHARES. The option may be exercised by the delivery of:

a. Cash, personal check (unless, at the time of exercise, the Company determines otherwise), bank certified or cashier’s check;

b. Unless the Compensation Committee of the Board (the “Committee”) in its sole discretion determines otherwise, shares of the capital stock of the Company held by you for a period of at least six months having a fair market value at the time of exercise, as determined in good faith by the Board, equal to the exercise price;

c. A properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds to pay the exercise price; or

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d. Instructions to the Company to withhold from the Shares that would otherwise be issued on the exercise that number of Shares having a fair market value at the time of such exercise equal to the aggregate exercise price of the options being exercised.

5. WITHHOLDING TAXES. As a condition to the exercise of the option, you must make such arrangements as the Company may require for the satisfaction of any federal, state or local withholding tax obligations that may arise in connection with such exercise.

6. TERMINATION. If your employment with the Company terminates, and unless by its terms the option sooner terminates or expires, then you may exercise, for a twelve-month period following the termination of your employment, that portion of the option which is exercisable at the time of such termination, but the option will terminate at the end of such period following such termination as to all Shares for which it has not theretofore been exercised.

7. DEATH OF OPTIONEE. If you die while having a relationship with the Company or within the 12-month period following cessation of such relationship, and unless by its terms the option sooner terminates or expires, this option may be exercised within one year after your death by the personal representative of your estate or by the person or persons to whom your rights under the option pass (i) by will or by the applicable laws of descent and distribution or (ii) by a designation or transfer, but the option will terminate at the end of such period following your death as to all Shares for which it has not theretofore been exercised.

8. TRANSFERABILITY OF OPTION. This option and the rights and privileges conferred hereby may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the applicable laws of descent and distribution and shall not be subject to execution, attachment or similar process. This option is personal to you and is exercisable solely by you. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this option or of any right or privilege conferred hereby, contrary to the provisions hereof, or the sale or levy or any attachment or similar process upon the rights and privileges conferred hereby will be null and void. Notwithstanding the foregoing, to the extent permitted by applicable law and regulation, the Company, in its sole discretion, may permit you to (i) during your lifetime, designate a person who may exercise the option after your death by giving written notice of such designation to the Company (such designation may be changed from time to time by you by giving written notice to the Company revoking any earlier designation and making a new designation) or (ii) transfer the option and the rights and privileges conferred hereby.

9. NO STATUS AS SHAREHOLDER. Neither you nor any party to whom your rights and privileges under the option pass will be, or have any of the rights or privileges of, a shareholder of the Company with respect to any of the Shares issuable upon the exercise of this option unless and until this option has been exercised.

10. CONTINUATION OF RELATIONSHIP. Nothing in this option will confer upon you any right to continue in the employ or other relationship of the Company, or to interfere in any way with the right of the Company to terminate your employment or other relationship with the Company at any time.

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11. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. The aggregate number and class of shares covered by this option and the exercise price per share thereof (but not the total price), will all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock of the Company resulting from a split-up or consolidation of shares or any like capital adjustment, or the payment of any stock dividend.

12. EFFECT OF LIQUIDATION OR REORGANIZATION.

a. Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, this option will terminate immediately prior to the consummation of such proposed action. The Committee shall declare that this option shall terminate as of a date fixed by the Board and give you the right to exercise your option as to all or any part of the Shares subject to this option, including Shares as to which this option would not otherwise be exercisable.

b. Cash for Stock. Except as provided in subsection (c), upon a merger (other than a merger of the Company in which the holders of shares of Common Stock immediately prior to the merger have the same proportionate ownership of shares of Common Stock in the surviving corporation immediately after the merger), consolidation, acquisition of property or stock, separation or reorganization (other than a mere reincorporation or the creation of a holding company) of the Company, as a result of which the shareholders of the Company receive cash in exchange for or in connection with their shares of Common Stock, this option will terminate, but immediately prior to any such merger, consolidation, acquisition of property or stock, separation or reorganization, this option shall become fully vested and you will have the right to exercise this option in full.

c. Property or Stock for Stock. In the event of a sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation in which the shareholders receive property or stock, this option shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Committee determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, that you shall have the right to exercise this option as to all or any part of the Shares subject to this option, including Shares as to which this option would not otherwise be exercisable. If the Committee determines that this option shall be exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Committee shall notify you that this option shall be so exercisable for a period of thirty (30) days from the date of such notice or such shorter period as the Committee may specify in the notice, and this option will terminate upon the expiration of such period. For the purposes of this paragraph, this option shall be considered assumed if, following the merger or sale of assets, this option confers the right to purchase, for each Share subject to this option immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each share held on the effective date of the transaction; provided, however, that if such consideration received in the merger or sale of assets was not solely common stock of the successor corporation or its parent, the Committee shall provide for the consideration to be received upon the exercise of this option, for each Share subject to this option, to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or sale of assets.

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13. FRACTIONAL SHARES. In the event of any adjustment in the number of shares covered by this option, any fractional shares resulting from such adjustment will be disregarded and the option will cover only the number of full shares resulting from such adjustment.

14. DETERMINATION OF COMMITTEE TO BE FINAL. The administration of this Agreement and all determinations and adjustments referred to herein will be made by the Committee, and its determination as to what adjustments will be made, and the extent thereof and all other determinations, will be final, binding and conclusive.

15. SECURITIES REGULATION. Shares will not be issued with respect to this option unless the exercise of such option and the issuance and delivery of the Shares pursuant thereto complies with all relevant provisions of law, including, without limitation, any applicable state securities laws, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed. The Company agrees to register under the Securities Act of 1933 the sale of the Shares to you upon exercise of the option.

Please execute the enclosed copy of this Agreement and return it to the undersigned.

Very truly yours,

PLANAR SYSTEMS, INC.

By:	/s/ Gerald Perkel
Gerald Perkel
President and Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Terri Timberman
Terri Timberman

Date: May 14, 2007

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NOTICE OF EXERCISE OF NONQUALIFIED STOCK OPTION

To:	Planar Systems, Inc.

I, Terri Timberman, a resident of the State of Oregon, hereby exercise my nonqualified stock option granted by Planar Systems, Inc. (the “Company”) on May 14, 2007 and notify the Company of my desire to purchase shares of Common Stock of the Company (the “Securities”) at the exercise price of $             per share which were offered to me pursuant to said option.

I hereby represent and warrant that (1) I have been furnished with all information which I deem necessary to evaluate the merits and risks of the purchase of the Securities; (2) I have had the opportunity to ask questions and receive answers concerning the information received about the Securities and the Company; and (3) I have been given the opportunity to obtain any additional information I deem necessary to verify the accuracy of any information obtained concerning the Securities and the Company.

Dated:

Terri Timberman

Taxpayer I.D. Number:

Address

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RECEIPT

                                          hereby acknowledges receipt from Terri Timberman, in payment for              shares of Common Stock of Planar Systems, Inc., an Oregon corporation, of $                     in the form of

☐        Cash

☐        Check (personal, cashier’s or bank certified)

☐                             shares of the Company’s Common Stock, fair market value $             per share held by the Optionee for a period of at least six months

☐        A properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds to pay the exercise price

Date:

PLANAR SYSTEMS, INC.

By:

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